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                                                                    EXHIBIT 99.1

                                                                  Media Contact:
                                                                Gordon R. Manuel
                                                     Director-Government Affairs
                                                                  (864) 282-9448

                                                                      Investors:
                                                               William G. Harvey
                                                    Vice President and Treasurer
                                                                  (864) 282-9413

FOR IMMEDIATE RELEASE
SEPTEMBER 24, 2001

                     BOWATER COMPLETES ALLIANCE ACQUISITION


Greenville, SC---Bowater Incorporated (NYSE: BOW) announced today that it has completed the acquisition of Alliance Forest Products Inc.

        The acquisition adds two modern, low cost supercalendered and specialty paper mills in Quebec and enables Bowater to offer a full spectrum of groundwood paper grades. Also, a strategically located mill in Alabama, which is being modernized to produce 100% recycled newsprint, enhances Bowater's customer service capabilities. Alliance's extensive sawmill system and strong fiber base will support Bowater's expanded operations.

        Based on Bowater's closing price of US$41.50 per share on September 21, 2001, the transaction was valued at US$742 million (C$1.16 billion) including assumed debt. Bowater paid C$13.00 in cash plus 0.166 shares of Bowater's common stock for each Alliance common share. Certain Alliance shareholders elected to receive Canadian-listed shares in a Bowater Canadian subsidiary, with the same voting and dividend rights, which are exchangeable at any time into Bowater shares (TSE: BWX).

        Pierre Monahan, formerly Chief Executive Officer and President of Alliance, has been named a Vice President of Bowater and President of Bowater's new Canadian Forest Products Division, which will be headquartered in Montreal. The division will be responsible for the manufacturing operations of the former Alliance paper mills in Dolbeau and Donnacona, Quebec and the manufacturing operations of Bowater's Gatineau, Quebec and Dalhousie, New Brunswick paper mills. The division will also be responsible for Bowater's forestry and sawmill operations in Quebec and New Brunswick and for all lumber sales from Bowater's Canadian sawmills.

         Bowater's Coated and Specialty Papers Division will be responsible for the sale of products from the Quebec paper mills. Bowater's Newsprint Division will continue to manage the sale of all of the company's newsprint.


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         R. Donald Newman, previously Bowater's Vice President - Canadian
Newsprint Operations based in Montreal has been appointed Vice President - Strategic Planning and will relocate to Bowater's corporate headquarters in Greenville, South Carolina.

        Bowater Incorporated, headquartered in Greenville, SC, is a global leader in newsprint. In addition, the company makes coated and uncoated groundwood papers, bleached kraft pulp and lumber products. With Bowater's acquisition of Alliance Forest Products Inc., the company has 12 pulp and paper mills in the United States, Canada and South Korea and 13 North American sawmills that produce softwood and hardwood lumber. Bowater also owns and operates a coating operation. Bowater's operations are supported by approximately 1.8 million acres of timberlands owned or leased in the United States and Canada and 32 million acres of timber cutting rights in Canada. Bowater is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, U.S. regional exchanges and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSE: BWX).

Statements in this news release that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our business outlook assessment of market conditions, strategies, future plans, future sales, prices for our major products, inventory levels, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The risks and uncertainties relating to the forward-looking statements in this news release include those described under the caption "Cautionary Statement Regarding Forward-Looking Information" in Bowater's annual report on Form 10-K for the year ended December 31, 2000, and from time to time, in Bowater's other filings with the Securities and Exchange Commission.

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